Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-186949 on Form S-8 of The Coca-Cola Company, dated February 28, 2013, of our report dated July 15, 2013, with respect to our audit of the financial statements and supplemental schedule of Western Container Corporation Retirement Savings Plan, which report appears in the annual report on Form 11-K of Western Container Corporation Retirement Savings Plan for the year ended December 31, 2012.

/s/ McGladrey LLP
July 15, 2013
Dallas, Texas